                                                                    EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)



                                              FIRST HALF                       FOR THE YEARS ENDED DECEMBER 31
                                        ----------------------   ----------------------------------------------------------

                                          2003         2002         2002       2001         2000         1999       1998
                                        ---------    ---------   ---------   ---------   ----------   ---------   ---------
EARNINGS
  Income before income taxes            $ 1,388.0    $   915.5   $ 1,969.7   $ 1,495.9   $  2,503.6   $ 2,089.9   $ 1,789.4
  Less equity in net income/(loss) of
  affiliated companies                        6.1          5.5        13.0         4.9        (22.0)      (24.9)        2.3
  Fixed charges                           3,014.5      3,636.6     6,966.4     8,959.4      8,941.8     7,167.5     6,895.5
                                        ---------    ---------   ---------   ---------   ----------   ---------   ---------

  Earnings before fixed charges         $ 4,396.4    $ 4,546.6   $ 8,923.1   $10,450.4   $ 11,467.4   $ 9,282.3   $ 8,682.6
                                        =========    =========   =========   =========   ==========   =========   =========

FIXED CHARGES
  Interest expense                      $ 2,997.5    $ 3,615.7   $ 6,928.7   $ 8,922.4   $  8,911.5   $ 7,142.8   $ 6,870.0
  Interest portion of rental expense         17.0         20.9        37.7        37.0         30.3        24.7        25.5
                                        ---------    ---------   ---------   ---------   ----------   ---------   ---------

  Total fixed charges                   $ 3,014.5    $ 3,636.6   $ 6,966.4   $ 8,959.4   $  8,941.8   $ 7,167.5   $ 6,895.0
                                        =========    =========   =========   =========   ==========   =========   =========

  Ratio of earnings to fixed charges         1.46         1.25        1.28        1.17         1.28        1.30        1.26
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For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less unremitted income/ (loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).